EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 23, 2020	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the Third Quarter of 2020

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the third quarter and the first nine months of 2020. Earnings for the third quarter of 2020 were a record $103.8 million, or $0.80 per diluted share, as compared to earnings of $66.0 million, or $0.65 per diluted share for the third quarter of 2019. Earnings for the first nine months of 2020 were $196.7 million, or $1.68 per diluted share, as compared to earnings of $196.8 million, or $1.93 per diluted share, for the first nine months of 2019.

Third quarter 2020 results produced an annualized return on average assets of 1.56%, an annualized return on average equity of 9.68% and an annualized return on average tangible equity of 16.94%, compared to annualized returns on average assets, average equity and average tangible equity of 1.33%, 7.79% and 14.16%, respectively, for the third quarter of 2019. For the nine months of 2020, United’s annualized return on average assets was 1.12%, the annualized return on average equity was 6.85% and the annualized return on average tangible equity was 12.19% compared to annualized returns on average assets, average equity and average tangible equity of 1.35%, 7.93% and 14.56%, respectively, for the first nine months of 2019.

Higher net income in the third quarter of 2020 compared to the third quarter of 2019 was primarily due to higher income from mortgage banking activities, driven by an elevated volume of mortgage loan originations and sales in the secondary market, as well as the impact of the Carolina Financial Corporation (“Carolina Financial”) acquisition. Partially offsetting the increase in net income were merger-related expenses from the Carolina Financial acquisition, $10.4 million in prepayment penalties on the early payoff of three long-term FHLB advances and higher provision for credit losses resulting from an adverse future macroeconomic forecast as a result of the coronavirus (“COVID-19”) pandemic under the Current Expected Credit Loss (“CECL”) accounting standard.

“Despite the continued uncertainty in the economic environment, we achieved record earnings during the third quarter of 2020 and successfully completed the Carolina Financial system conversion,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United has continued to focus on meeting our customers’ needs during the COVID-19 pandemic by suspending residential property foreclosures, offering fee waivers, providing payment deferrals, and processing over 8,900 loans totaling approximately $1.3 billion under the government Paycheck Protection Program. Our credit quality and regulatory ratios remain strong and position us well to continue delivering for our customers and for continued growth”.

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The results of operations for Carolina Financial are included in the consolidated results of operations from the date of acquisition, May 1, 2020. As a result of the acquisition, the third quarter and first nine months of 2020 reflected higher average balances, income, and expense, including merger-related expense of $5.7 million and $53.7 million for the third quarter and first nine months of 2020, respectively, as compared to the same time periods in 2019.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2020 was $185.7 million, which was an increase of $43.7 million or 31% from the third quarter of 2019, primarily due to an increase in average earning assets from the Carolina Financial acquisition. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the third quarter of 2020 increased $43.9 million or 31% from the third quarter of 2019 to $186.7 million. Average earning assets for the third quarter of 2020 increased $6.1 billion or 35% from the third quarter of 2019 due to a $4.6 billion or 33% increase in average net loans and loans held for sale, a $1.1 billion or 137% increase in average short-term investments and a $366.6 million or 14% increase in average investment securities. The net interest spread for the third quarter of 2020 increased 19 basis points from the third quarter of 2019 due to a 98 basis point decrease in the average cost of funds primarily due to the impact of declines in interest rates from the third quarter of 2019 partially offset by a 79 basis point decrease in the average yield on earning assets from the third quarter of 2019 due to the decline in market interest rates and the lower yield on Paycheck Protection Program (“PPP”) loans. In addition, loan accretion on acquired loans was $11.7 million and $7.2 million for the third quarter of 2020 and 2019, respectively, an increase of $4.5 million, primarily driven by the accretion on loans acquired from the Carolina Financial acquisition. The net interest margin of 3.18% for the third quarter of 2020 was a decrease of 9 basis points from the net interest margin of 3.27% for the third quarter of 2019.

Net interest income for the first nine months of 2020 was $497.8 million, which was an increase of $61.1 million or 14% from the first nine months of 2019, primarily due to an increase in average earning assets from the Carolina Financial acquisition. Tax-equivalent net interest income for the first nine months of 2020 was $500.6 million, an increase of $61.1 million or 14% from the first nine months of 2019. Average earning assets for the first nine months of 2020 increased $3.6 billion or 21% from the first nine months of 2019 due to a $2.7 billion or 20% increase in average net loans and loans held for sale, a $632.0 million or 81% increase in average short-term investments and a $259.1 million or 10% increase in average investment securities. The net interest spread for the first nine months of 2020 decreased 2 basis points from the first nine months of 2019 due to a 73 basis point decrease in the average yield on earning assets partially offset by a 71 basis point decrease in the average cost of funds. Loan accretion on acquired loans was $30.8 million and $30.2 million for the first nine months of 2020 and 2019, respectively, an increase of $676 thousand. The net interest margin of 3.21% for the first nine months of 2020 was a decrease of 21 basis points from the net interest margin of 3.42% for the first nine months of 2019.

On a linked-quarter basis, net interest income for the third quarter of 2020 increased $15.1 million or 9% from the second quarter of 2020. United’s tax-equivalent net interest income for the third quarter of 2020 increased $15.1 million or 9% from the second quarter of 2020. Average earning assets increased $1.8 billion or 8% from the second quarter of 2020, due to the full quarter impact of assets acquired in the Carolina Financial acquisition and PPP loan activity. Average net loans and loans held for sale increased $1.3 billion or 7% and average short-term investments increased $419.0 million or 27%. The net interest spread for the third quarter of 2020 increased 5 basis points from the second quarter of 2020 due to a 16 basis point decrease in the average cost of funds partially offset by a 11 basis point decrease in the average yield on earning assets. Loan accretion on acquired loans increased $2.2 million from the second quarter of 2020 primarily driven by the accretion on loans acquired from Carolina Financial. The net interest margin remained flat at 3.18% for the third quarter of 2020 from the second quarter of 2020.

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October 23, 2020

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Credit Quality

United’s asset quality continues to be sound relative to the current economic environment. At September 30, 2020, nonperforming loans were $152.3 million, or 0.85% of loans & leases, net of unearned income, as compared to nonperforming loans of $131.1 million, or 0.96% of loans & leases, net of unearned income, at December 31, 2019. Nonperforming loans of $37.9 million were added from the Carolina Financial acquisition. As of September 30, 2020, the allowance for loan losses was $225.8 million or 1.26% of loans & leases, net of unearned income, as compared to $77.1 million or 0.56% of loans & leases, net of unearned income, at December 31, 2019. The increase in the allowance for loan losses was due to the adoption of CECL, the impact of COVID-19 and the loans acquired from Carolina Financial. Total nonperforming assets of $178.0 million, including OREO of $25.7 million at September 30, 2020, represented 0.69% of total assets as compared to nonperforming assets of $146.6 million or 0.75% at December 31, 2019.

For the quarters ended September 30, 2020 and 2019, the provision for credit losses was $16.8 million and $5.0 million, respectively. The increase in the provision in relation to the prior year quarter was driven by the impact from the reasonable and supportable forecasts of future macroeconomic conditions used in the estimation of expected credit losses adversely impacted by the COVID-19 pandemic under CECL. The provision for the first nine months of 2020 was $89.8 million as compared to $15.4 million for the first nine months of 2019. In addition to the impact of reasonable and supportable forecasts on reserves, the increase was also driven by the provision for credit losses of $29.0 million recorded on purchased non-credit deteriorated (“non-PCD”) loans from the Carolina Financial acquisition. Net charge-offs were $5.6 million and $4.3 million for the third quarter of 2020 and 2019, respectively. Net charge-offs were $16.7 million and $15.1 million for the first nine months of 2020 and 2019, respectively. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.12% and 0.13% for the third quarter and first nine months of 2020, respectively. On a linked-quarter basis, the provision for credit losses decreased $29.1 million due primarily to the provision expense recorded on the non-PCD loans acquired from Carolina Financial in the second quarter of 2020.

Noninterest Income

Noninterest income for the third quarter of 2020 was $135.5 million, which was an increase of $93.2 million or 221% from the third quarter of 2019. The change was driven by an $85.4 million increase in income from mortgage banking activities due to an elevated volume of mortgage loan originations and sales in the secondary market as well as the addition of mortgage banking operations from the Carolina Financial acquisition. Noninterest income for the third quarter of 2020 also included $2.3 million in mortgage loan servicing income and a $2.2 million gain on the sale of a bank premises.

Noninterest income for the first nine months of 2020 was $260.7 million, which was an increase of $147.4 million or 130% from the first nine months of 2019. The increase was due mainly to an increase of $135.9 million in income from mortgage banking activities. Net gains on investment securities were $2.6 million for the first nine months of 2020 as compared to a gain of $66 thousand for the first nine months of 2019, an increase of approximately $2.5 million. Noninterest income for the first nine months of 2020 also included $3.9 million in mortgage loan servicing income and a $2.2 million gain on the sale of a bank premises.

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On a linked-quarter basis, noninterest income for the third quarter of 2020 increased $47.1 million or 53% from the second quarter of 2020 primarily due to an increase of $41.2 million in income from mortgage banking activities, a $2.2 million gain on the sale of a bank premises, and an increase in fees from deposit services of $1.3 million.

Noninterest Expense

Noninterest expense for the third quarter of 2020 was $171.6 million, an increase of $75.5 million or 78% from the third quarter of 2019 due to additional employee and branch office related expenses of $44.9 million mainly from the Carolina Financial acquisition, $10.4 million in prepayment penalties on the early payoff of three long-term FHLB advances, a $3.2 million increase in mortgage loan servicing expense and impairment and an increase of $12.6 million in other expenses. In particular, employee compensation increased $38.1 million (some of which was due to higher employee incentives and commissions related to the increased mortgage banking production), employee benefits increased $4.6 million and net occupancy expenses increased $2.2 million. Mortgage loan servicing expense and impairment included a $400 thousand temporary impairment on mortgage servicing rights. Within other expense, the largest drivers of the increase included merger-related expenses associated with the Carolina Financial acquisition of $3.6 million, the expense for the reserve for unfunded commitments increased $4.0 million and the amortization of income tax credits increased $1.4 million. Partially offsetting the increases to noninterest expense was a decrease of $671 thousand in other real estate owned (“OREO”) expense due to fewer declines in fair value of OREO properties.

Noninterest expense for the first nine months of 2020 was $422.1 million, an increase of $136.3 million or 48% from the first nine months of 2019. The largest drivers of the increase were additional employee and branch office related expenses of $82.5 million from the Carolina Financial acquisition as well as higher employee incentives and commissions expense mainly related to the higher mortgage banking production. Additionally, data processing expense increased $11.6 million (including the Carolina Financial data processing contract termination penalty of $9.7 million recorded in the second quarter of 2020), mortgage loan servicing expense and impairment increased $5.6 million (including $1.1 million temporary impairment on mortgage servicing rights) and prepayment penalties on the early payoff of long-term FHLB advances increased $5.3 million to $10.4 million for the first nine months of 2020 compared to $5.1 million for the first nine months of 2019. Other expense also increased $28.3 million due to merger-related expenses of $10.7 million associated with the Carolina Financial acquisition, an increase in the expense for the reserve for unfunded commitments of $7.6 million, and an increase in the amortization of income tax credits of $3.8 million which reduces the effective tax rate. Partially offsetting the increases to noninterest expense were decreases of $1.2 million in OREO expense due to fewer declines in fair value of OREO properties.

On a linked-quarter basis, noninterest expense for the third quarter of 2020 increased $22.2 million or 15% from the second quarter of 2020 due primarily to the added employee and branch office related expenses of $16.9 million from the Carolina Financial acquisition as well as higher employee incentives and commissions expense mainly related to the higher mortgage banking production. Noninterest expense for the third quarter also included the $10.4 million in prepayment penalties on the early payoff of three long-term FHLB advances. Partially offsetting the increases to noninterest expense were decreases of $9.2 million in data processing expense due to the $9.7 million contract termination penalty recorded in the second quarter of 2020.

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October 23, 2020

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Income Tax Expense

For the third quarter and first nine months of 2020, income tax expense was $29.0 million and $49.9 million as compared to $17.0 million and $51.9 million, respectively, for the third quarter and first nine months of 2019. The increase in the third quarter of 2020 from the third quarter of 2019 was due to overall higher earnings and a higher effective tax rate while the decrease for the first nine months of 2020 from the first nine months of 2020 was due mainly to slightly lower earnings. On a linked-quarter basis, income tax expense increased $17.9 million also due to higher earnings. United’s effective tax rate was 21.8% for the third quarter of 2020, 20.5% for the third quarter of 2019 and 17.3% for the second quarter of 2020. For the first nine months of 2020 and 2019, United’s effective tax rate was 20.2% and 20.9%, respectively, reflecting higher amortization of income tax credits in 2020.

Regulatory Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.2% at September 30, 2020 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.0%, 13.0% and 10.1%, respectively. The September 30, 2020 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

About United Bankshares, Inc.

As of September 30, 2020, United had consolidated assets of approximately $25.9 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank has 231 offices in West Virginia, Virginia, Ohio, Pennsylvania, Maryland, North Carolina, South Carolina, Georgia, and the nation’s capital. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2020 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2020 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity, return on tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on United’s colleagues, the communities United serves, and the domestic and global economy, which may have an adverse effect on United’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and

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monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the successful integration of operations of Carolina Financial Corporation; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 2020	September 2019	September 2020	September 2019
EARNINGS SUMMARY:
Interest income	$210,269	$190,351	$589,468	$578,693
Interest expense	24,605	48,433	91,684	142,054

Net interest income	185,664	141,918	497,784	436,639
Provision for credit losses	16,781	5,033	89,811	15,446
Noninterest income	135,468	42,224	260,664	113,242
Noninterest expense	171,593	96,134	422,100	285,754

Income before income taxes	132,758	82,975	246,537	248,681
Income taxes	28,974	17,010	49,884	51,867

Net income	$103,784	$65,965	$196,653	$196,814

PER COMMON SHARE:
Net income:
Basic	$0.80	$0.65	$1.68	$1.93
Diluted	0.80	0.65	1.68	1.93
Cash dividends	$0.35	$0.34	1.05	1.02
Book value			32.89	33.03
Closing market price			$21.47	$37.87
Common shares outstanding:
Actual at period end, net of treasury shares			129,762,348	101,555,696
Weighted average-basic	129,373,154	101,432,243	116,876,402	101,698,530
Weighted average-diluted	129,454,966	101,711,740	116,944,594	101,967,135

FINANCIAL RATIOS:
Return on average assets	1.56%	1.33%	1.12%	1.35%
Return on average shareholders’ equity	9.68%	7.79%	6.85%	7.93%
Return on average tangible equity (non-GAAP) (1)	16.94%	14.16%	12.19%	14.56%
Average equity to average assets	16.14%	17.08%	16.34%	17.04%
Net interest margin	3.18%	3.27%	3.21%	3.42%

	September 30 2020	September 30 2019	December 31 2019	June 30 2020
PERIOD END BALANCES:
Assets	$25,931,308	$19,751,461	$19,662,324	$26,234,973
Earning assets	22,903,067	17,389,984	17,344,638	23,253,983
Loans & leases, net of unearned income	17,930,231	13,633,427	13,712,129	17,992,402
Loans held for sale	812,084	412,194	387,514	625,984
Investment securities	3,007,263	2,673,312	2,669,797	3,062,198
Total deposits	20,251,539	14,095,411	13,852,421	19,893,843
Shareholders’ equity	4,267,441	3,354,342	3,363,833	4,197,855

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
	2020	2019	2020	2020	2020	2019
Interest & Loan Fees Income (GAAP)	$210,269	$190,351	$198,717	$180,482	$589,468	$578,693
Tax equivalent adjustment	1,046	914	1,018	782	2,846	2,884

Interest & Fees Income (FTE) (non-GAAP)	211,315	191,265	199,735	181,264	592,314	581,577
Interest Expense	24,605	48,433	28,115	38,964	91,684	142,054

Net Interest Income (FTE) (non-GAAP)	186,710	142,832	171,620	142,300	500,630	439,523

Provision for Credit Losses	16,781	5,033	45,911	27,119	89,811	15,446

Noninterest Income:
Fees from trust services	3,574	3,574	3,261	3,483	10,318	10,276
Fees from brokerage services	3,066	2,378	2,651	2,916	8,633	7,668
Fees from deposit services	9,320	8,702	8,055	7,957	25,332	25,219
Bankcard fees and merchant discounts	1,226	1,262	718	993	2,937	3,520
Other charges, commissions, and fees	715	568	610	518	1,843	1,665
Income from bank-owned life insurance	2,059	1,280	1,291	2,388	5,738	4,433
Income from mortgage banking activities	109,457	24,019	68,213	17,631	195,301	59,404
Mortgage loan servicing income	2,345	0	1,534	0	3,879	0
Net gain on the sale of bank premises	2,229	0	0	0	2,229	0
Net gains on investment securities	860	116	1,510	196	2,566	66
Other noninterest income	617	325	547	724	1,888	991

Total Noninterest Income	135,468	42,224	88,390	36,806	260,664	113,242

Noninterest Expense:
Employee compensation	84,455	46,313	68,664	44,541	197,660	129,563
Employee benefits	13,202	8,615	12,779	10,786	36,767	26,624
Net occupancy	10,944	8,698	10,318	9,062	30,324	26,116
Data processing	6,708	5,776	15,926	5,506	28,140	16,505
Amortization of intangibles	1,691	1,754	1,646	1,577	4,914	5,262
OREO expense	1,166	1,837	607	906	2,679	3,886
Equipment expense	5,616	3,698	5,004	3,845	14,465	10,688
FDIC insurance expense	2,700	465	2,782	2,400	7,882	7,065
Mortgage loan servicing expense and impairment	3,301	107	2,510	138	5,949	304
Prepayment penalties on FHLB borrowings	10,385	0	0	0	10,385	5,105
Other expenses	31,425	18,871	29,138	22,372	82,935	54,636

Total Noninterest Expense	171,593	96,134	149,374	101,133	422,100	285,754

Income Before Income Taxes (FTE) (non-GAAP)	133,804	83,889	64,725	50,854	249,383	251,565

Tax equivalent adjustment	1,046	914	1,018	782	2,846	2,884

Income Before Income Taxes (GAAP)	132,758	82,975	63,707	50,072	246,537	248,681

Taxes	28,974	17,010	11,021	9,889	49,884	51,867

Net Income	$103,784	$65,965	$52,686	$40,183	$196,653	$196,814

MEMO: Effective Tax Rate	21.82%	20.50%	17.30%	19.75%	20.23%	20.86%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 2020 Q-T-D Average	September 2019 Q-T-D Average	September 30 2020	December 31 2019	September 30 2019
Cash & Cash Equivalents	$2,227,314	$1,012,682	$1,656,533	$837,493	$976,154
Securities Available for Sale	2,751,913	2,428,288	2,777,802	2,437,296	2,452,097
Less: Allowance for credit losses	0	0	0	0	0

Net available for sale securities	2,751,913	2,428,288	2,777,802	2,437,296	2,452,097
Securities Held to Maturity	1,235	3,911	1,235	1,446	1,471
Less: Allowance for credit losses	(14)	0	(21)	0	0

Net held to maturity securities	1,221	3,911	1,214	1,446	1,471
Equity Securities	10,033	8,992	10,255	8,894	8,914
Other Investment Securities	253,302	208,632	217,992	222,161	210,830

Total Securities	3,016,469	2,649,823	3,007,263	2,669,797	2,673,312

Total Cash and Securities	5,243,783	3,662,505	4,663,796	3,507,290	3,649,466

Loans held for sale	668,874	358,525	812,084	387,514	412,194
Commercial Loans & Leases	13,224,385	9,453,569	13,377,091	9,399,170	9,452,464
Mortgage Loans	3,542,829	3,025,122	3,345,048	3,107,721	3,035,751
Consumer Loans	1,258,803	1,119,481	1,245,381	1,206,657	1,149,023

Gross Loans	18,026,017	13,598,172	17,967,520	13,713,548	13,637,238
Unearned income	(39,391)	(4,410)	(37,289)	(1,419)	(3,811)

Loans & Leases, net of unearned income	17,986,626	13,593,762	17,930,231	13,712,129	13,633,427
Allowance for Loan & Leases Losses	(214,870)	(76,408)	(225,812)	(77,057)	(77,098)

Net Loans	17,771,756	13,517,354	17,704,419	13,635,072	13,556,329
Mortgage Servicing Rights	20,462	0	20,413	0	0
Goodwill	1,795,682	1,478,014	1,794,886	1,478,014	1,478,014
Other Intangibles	30,375	32,639	28,243	29,931	31,685
Operating Lease Right-of-Use Asset	70,920	61,740	72,789	57,783	60,318
Other Real Estate Owned	28,592	16,475	25,696	15,515	18,367
Other Assets	785,179	539,356	808,982	551,205	545,088

Total Assets	$26,415,623	$19,666,608	$25,931,308	$19,662,324	$19,751,461

MEMO: Interest-earning Assets	$23,424,890	$17,356,204	$22,903,067	$17,344,638	$17,389,984

Interest-bearing Deposits	$12,951,290	$9,692,296	$12,946,792	$9,231,059	$9,523,289
Noninterest-bearing Deposits	7,178,769	4,440,399	7,304,747	4,621,362	4,572,122

Total Deposits	20,130,059	14,132,695	20,251,539	13,852,421	14,095,411
Short-term Borrowings	156,502	120,155	148,357	374,654	329,966
Long-term Borrowings	1,616,647	1,870,944	924,674	1,838,029	1,708,297

Total Borrowings	1,773,149	1,991,099	1,073,031	2,212,683	2,038,263
Operating Lease Liability	74,640	65,430	76,604	61,342	63,987
Other Liabilities	174,664	117,947	262,693	172,045	199,458

Total Liabilities	22,152,512	16,307,171	21,663,867	16,298,491	16,397,119

Preferred Equity	0	0	0	0	0
Common Equity	4,263,111	3,359,437	4,267,441	3,363,833	3,354,342

Total Shareholders’ Equity	4,263,111	3,359,437	4,267,441	3,363,833	3,354,342

Total Liabilities & Equity	$26,415,623	$19,666,608	$25,931,308	$19,662,324	$19,751,461

MEMO: Interest-bearing Liabilities	$14,724,439	$11,683,395	$14,019,823	$11,443,742	$11,561,552

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
Quarterly/Year-to-Date Share Data:	September 2020	September 2019	June 2020	March 2020	September 2020	September 2019
Earnings Per Share:
Basic	$0.80	$0.65	$0.44	$0.40	$1.68	$1.93
Diluted	$0.80	$0.65	$0.44	$0.40	$1.68	$1.93

Common Dividend Declared Per Share:	$0.35	$0.34	$0.35	$0.35	$1.05	$1.02
High Common Stock Price	$30.07	$39.98	$33.12	$39.07	$39.07	$39.98
Low Common Stock Price	$20.57	$34.77	$21.52	$19.67	$19.67	$30.67

Average Shares Outstanding (Net of Treasury Stock):
Basic	129,373,154	101,432,243	119,823,652	101,295,073	116,876,402	101,698,530
Diluted	129,454,966	101,711,740	119,887,823	101,399,181	116,944,594	101,967,135

Memorandum Items:
Common Dividends	$45,414	$34,518	$45,416	$35,604	$126,434	$103,965
Dividend Payout Ratio	43.76%	52.33%	86.20%	88.60%	64.29%	52.82%

EOP Share Data:	September 30 2020	September 30 2019	June 30 2020	March 31 2020
Book Value Per Share	$32.89	$33.03	$32.35	$32.87
Tangible Book Value Per Share (non-GAAP) (1)	$18.84	$18.16	$18.28	$18.06
52-week High Common Stock Price	$40.70	$39.98	$40.70	$40.70
Date	11/05/19	09/13/19	11/05/19	11/05/19
52-week Low Common Stock Price	$19.67	$30.67	$19.67	$19.67
Date	03/23/20	01/02/19	03/23/20	03/23/20
EOP Shares Outstanding (Net of Treasury Stock):	129,762,348	101,555,696	129,755,395	101,723,600

Memorandum Items:

EOP Employees (full-time equivalent)	3,137	2,231	3,039	2,206

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,267,441	$3,354,342	$4,197,855	$3,343,702
Less: Total Intangibles	(1,823,129)	(1,509,699)	(1,825,887)	(1,506.368)

Tangible Equity (non-GAAP)	$2,444,312	$1,844,643	$2,371,968	$1,837,334
÷ EOP Shares Outstanding (Net of Treasury Stock)	129,762,348	101,555,696	129,755,395	101,723,600
Tangible Book Value Per Share (non-GAAP)	$18.84	$18.16	$18.28	$18.06

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
Selected Yields and Net Interest Margin:	September 2020	September 2019	June 2020	March 2020	September 2020	September 2019
Net Loans and Loans held for sale	4.17%	4.75%	4.21%	4.60%	4.30%	4.92%
Investment Securities	2.17%	2.90%	2.44%	2.70%	2.42%	2.91%
Money Market Investments/FFS	0.42%	2.98%	0.49%	2.23%	0.75%	2.99%
Average Earning Assets Yield	3.59%	4.38%	3.70%	4.21%	3.80%	4.53%
Interest-bearing Deposits	0.54%	1.49%	0.67%	1.19%	0.76%	1.44%
Short-term Borrowings	0.44%	1.78%	0.54%	1.34%	0.75%	1.72%
Long-term Borrowings	1.65%	2.44%	1.68%	2.21%	1.86%	2.63%
Average Liability Costs	0.66%	1.64%	0.82%	1.37%	0.92%	1.63%
Net Interest Spread	2.93%	2.74%	2.88%	2.84%	2.88%	2.90%
Net Interest Margin	3.18%	3.27%	3.18%	3.30%	3.21%	3.42%

Selected Financial Ratios:

Return on Average Assets	1.56%	1.33%	0.87%	0.82%	1.12%	1.35%
Return on Average Shareholders’ Equity	9.68%	7.79%	5.40%	4.82%	6.85%	7.93%
Return on Average Tangible Equity (non- GAAP) (1)	16.94%	14.16%	9.58%	8.77%	12.19%	14.56%
Efficiency Ratio	53.43%	52.21%	57.68%	56.71%	55.65%	51.97%

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$103,784	$65,965	$52,686	$40,183	$196,653	$196,814
(b) Number of days	92	92	91	91	274	273
Average Total Shareholders’ Equity (GAAP)	$4,263,111	$3,359,437	$3,921,289	$3,350,652	$3,835,617	$3,319,420
Less: Average Total Intangibles	(1,826,057)	(1,510,653)	(1,708,683)	(1,507,272)	(1,681,202)	(1,512,394)

(c) Average Tangible Equity (non-GAAP)	$2,437,054	$1,848,784	$2,212,606	$1,843,380	$2,154,415	$1,807,026
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 366 or 365 / (c)	16.94%	14.16%	9.58%	8.77%	12.19%	14.56%

	September 30 2020		September 30 2020		December 31 2019		June 30 2020		March 31 2020
Loan / Deposit Ratio	88.54%		96.72%		98.99%		90.44%		98.87%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.26%		0.57%		0.56%		1.20%		1.12%
Allowance for Credit Losses (1)/ Loans & Leases, net of unearned income	1.35%		0.58%		0.57%		1.26%		1.17%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.40%		0.51%		0.46%		0.38%		0.46%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.07%		0.07%		0.07%		0.06%		0.05%
Non-performing Loans/ Loans & Leases, net of unearned income	0.85%		1.03%		0.96%		0.87%		0.96%
Non-performing Assets/ Total Assets	0.69%		0.80%		0.75%		0.71%		0.73%
Primary Capital Ratio	17.23%		17.31%		17.44%		16.72%		17.08%
Shareholders’ Equity Ratio	16.46%		16.98%		17.11%		16.00%		16.41%
Price / Book Ratio	0.65	x	1.15	x	1.17	x	0.85	x	0.70	x
Price / Earnings Ratio	6.70	x	14.60	x	15.14	x	15.74	x	14.56	x

Note:

(1) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data and Number of Loans Serviced)

	Three Months Ended				Nine Months Ended
Mortgage Banking Segment Data:	September 2020	September 2019	June 2020	March 2020	September 2020	September 2019
Applications	$3,460,687	$1,290,000	$2,189,008	$2,054,000	$7,703,695	$3,434,000
Loans originated	2,071,717	907,896	1,692,297	904,949	4,668,963	2,164,410
Loans sold	$1,898,539	$865,873	$1,636,063	$793,392	$4,327,994	$2,004,051
Purchase money % of loans closed	48%	63%	42%	49%	46%	74%
Realized gain on sales and fees as a % of loans sold	4.26%	2.74%	2.49%	2.82%	3.30%	2.87%
Net interest income	$2,740	$203	$2,246	$949	$5,935	$369
Other income	110,900	24,331	71,013	21,190	203,103	63,938
Other expense	43,417	20,256	35,261	20,757	99,435	53,869
Income taxes	14,823	877	6,946	273	22,042	2,163
Net income	$55,400	$3,401	$31,052	$1,109	$87,561	$8,275

Period End Mortgage Banking Segment Data:	September 2020	September 2019	December 2019	June 2020	March 2020
Locked pipeline	$1,398,898	$262,313	$143,465	$889,275	$739,322
Balance of loans serviced	$3,551,157	$0	$0	$3,552,292	$0
Number of loans serviced	25,813	0	0	25,609	0

Asset Quality Data:	September 2020	September 2019	December 2019	June 2020	March 2020
EOP Non-Accrual Loans	$71,312	$69,884	$63,209	$67,669	$64,036
EOP 90-Day Past Due Loans	12,583	9,840	9,494	11,150	7,051
EOP Restructured Loans (1)	68,381	60,559	58,369	77,436	61,470

Total EOP Non-performing Loans	$152,276	$140,283	$131,072	$156,255	$132,557
EOP Other Real Estate Owned	25,696	18,367	15,515	29,947	15,849

Total EOP Non-performing Assets	$177,972	$158,650	$146,587	$186,202	$148,406

	Three Months Ended				Nine Months Ended
Allowance for Loan Losses:	September 2020	September 2019	June 2020	March 2020	September 2020	September 2019
Beginning Balance	$215,121	$76,400	$154,923	$77,057	$77,057	$76,703
Cumulative Effect Adjustment for CECL	0	0	0	57,442	57,442	0

	215,121	76,400	154,923	134,499	134,499	76,703
Initial allowance for acquired PCD loans	0	0	18,635	0	18,635	0
Gross Charge-offs	(8,468)	(5,404)	(5,634)	(8,761)	(22,863)	(19,406)
Recoveries	2,820	1,069	1,290	2,073	6,183	4,355

Net Charge-offs	(5,648)	(4,335)	(4,344)	(6,688)	(16,680)	(15,051)
Provision for Loan & Lease Losses	16,339	5,033	45,907	27,112	89,358	15,446

Ending Balance	225,812	77,098	$215,121	$154,923	225,812	77,098
Reserve for lending-related commitments	15,960	1,776	11,946	7,742	15,960	1,776

Allowance for Credit Losses (2)	$241,772	$78,874	$227,067	$162,665	$241,772	$78,874

Notes:

(1)

Restructured loans with an aggregate balance of $53,665, $50,757, $59,916, $51,775 and $48,387 at September 30, 2020, September 30, 2019 June 30, 2020, March 31, 2020 and December 31, 2019, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.